APPLICATION CASE STUDY:
                                VERIZON HOTSPOTS
                                  May 28, 2003

By Michael F. Young

Introduction

On May 13th, Verizon launched its wireless broadband Internet access service in New York City as a free feature for Verizon DSL customers. Verizon's Wi-Fi HotSpot service is available from Central Park to Battery Park in Manhattan, Brooklyn Heights and Queens. Verizon Online customers can check sports scores, stocks, and e-mail from more than 150 hotspots.

Verizon's New York Wi-Fi HotSpot service garnered national and European attention. YDI played a part in Verizon's announcement as the primary wireless equipment provider. In less than six weeks, YDI was able to test, build, and ship the first production unit meeting Verizon's unique requirements.

Below is a snapshot of YDI's efforts to quickly activate 150 hotspots in New York City using existing Verizon public phones.

The Project

YDI began working with Verizon in late 2002. At the time, Verizon was investigating the feasibility of enabling wireless Internet access in residential complexes. In January 2003, Verizon retained YDI to assist with Verizon's New York project.

Based on the wild popularity of sharing one DSL connection via wireless routers in homes and small businesses, Verizon decided to take the service to the street, for customers on the go. The YDI team developed a wireless solution using Wi-Fi compatible 802.11b systems.

Verizon's goal was two fold -- retain current customers and attract new ones. Giving customers untethered access to the Internet increases the value of its DSL service and differentiates it from competitors' offers.

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The Strategy

The strategy was to leverage underutilized existing public phones with little incremental investment. To accomplish this, Wi-Fi compatible access points were collocated with existing strategically placed Verizon public telephones, making those locations "Wi-Fi microbase stations" serving about a 300 feet radius. (Note: The creation of a HotSpot does not interfere with the normal operation of the payphone). Installing access points at payphones is quick and straightforward since these payphones have electric power, wireline access to the telephone network for backhaul connectivity, and provide some degree of protective shelter for the equipment. Often the selected sites are sufficiently tall to permit the installation of the antenna above pedestrians and most street traffic, which results in a greater operating range.

With the proper equipment installed at the payphone, an outdoor HotSpot is created with the Wi-Fi access point. Since there are many payphones in most cities, it is relatively easy to select those that needed to be equipped with the wireless equipment to "illuminate" the desired geographical areas and provide over-lapping coverage. Thus, any computer or PDA equipped with a Wi-Fi compatible wireless LAN device would have ubiquitous high-speed wireless Internet access anywhere in an enabled metropolitan area.

Verizon Online DSL customers who are on the move (for example, sitting in a park) can use the HotSpots with Wi-Fi equipped laptops and PDAs to gain access to the Internet, whether they live in the city or are visiting. Just as we are seeing a migration of people using their cell phone as their primary phone, the opportunity exists for Verizon's HotSpot offering to become a significant catalyst for increased Internet usage supplementing traditional dial up and tethered broadband access.

The Technology

YDI developed a Wi-Fi solution for Verizon based on the companies' specific needs. The specifics of the technology are proprietary.

The Future

We defer to Verizon for information on their future plans but some general industry developments are apparent. More and more new laptop computers, PDA's and next generation cellular telephones come with Wi-Fi compatible devices installed. Wi-Fi devices incorporating VOIP (voice over Internet protocol) capabilities, which permit the wireless transmission of voice traffic, are becoming widely available. In general, the amount of Wi-Fi enabled devices is rapidly increasing. Picture if you will, a world where every one had a cell

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phone but there were almost no cellular base stations with which to connect.
This should give you an idea of the pent-up demand for WiFi infrastructure build outs. The demand for broadband wireless Internet connectivity utilizing license-free frequencies is exploding. Verizon sees this grassroots groundswell and is building out infrastructure today to respond to this demand. YDI builds the equipment that lets them do it.

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